UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: May 2, 2016
(Date of earliest event reported)

CELLECTAR BIOSCIENCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-36598	04-3321804
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3301 Agriculture Drive
Madison, WI 53716
(Address of principal executive offices)

(608) 441-8120
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

ITEM 3.03	MATERIAL MODIFICATION TO RIGHTS OF SECURITY HOLDERS

On April 13, 2016, the Company entered into an amendment and exchange agreement (the “Warrant Restructuring Agreement”) with the holders of two series of warrants to purchase shares of the Company’s common stock issued on October 1, 2015. One series of warrants to purchase up to 150,003 shares at an initial exercise price of $28.30 per share was exercisable for 5 years beginning on April 1, 2016 (the “Series A Warrants”). The second series of warrants (the “Series B Warrants”) were pre-funded, i.e., the exercise price of $22.00 per share had been paid at issuance and the Series B Warrants are exercisable upon notice and do not expire. The foregoing share and per share amounts to reflect the one-for-ten reverse stock split reflected by the Company in March 2016.

The Warrant Restructuring Agreement provided that upon the consummation of the firm commitment underwritten offering by the Company of shares of common stock, traditional warrants to purchase shares of common stock and pre-funded warrants to purchase shares of common stock, pursuant to the registration statement on Form S-1 (File No. 333-208638) filed by the Company (the “Underwritten Offering”), the exercise price of the Series A Warrants would be reduced to the public offering price per share of the shares of common stock sold in the Underwritten Offering ($2.13) and that the Series A Warrants would be amended so that the exercise price would no longer be subject to adjustment in connection with future equity offerings by the Company. The Underwritten Offering closed on April 20, 2016. In consideration of this amendment of the Series A Warrants, the Company agreed to issue to the holders new warrants (“New Warrants”) to purchase an additional number of shares of common stock twice the number of shares of common stock underlying the Series A Warrants (300,006 shares). The New Warrants would have an exercise price equal to the public offering price of the shares of common stock sold in the Underwritten Offering ($2.13), will become exercisable on the date that is six months following their initial issuance date (October 20, 2016) and will expire on the fifth anniversary of the date on which they initially become exercisable. The New Warrants are callable by the Company in certain circumstances. The Company has agreed to file a registration statement on Form S-3 with the Securities and Exchange Commission on or before June 19, 2016 to provide for the resale of the shares of common stock issuable upon the exercise of the New Warrants.

Pursuant to the Warrant Restructuring Agreement, the Company also agreed to exchange Series B Warrants for approximately 110 shares of a newly designated Series Z Convertible Preferred Stock having an aggregate stated value of $1,062,000 (the “Series Z Preferred Stock”). The Series B Warrants are exercisable for 498,605 shares of common stock after giving effect to the Underwritten Offering. The terms of the Series Z Preferred Stock, similar to the terms of the Series B Warrants, provide for adjustment of the conversion rate in connection with future offerings of the Company’s common stock at prices less than the then-effective conversion rate of the Series Z Preferred Stock. The exchange of the Series B Warrants for shares of Series Z Preferred Stock is conditioned upon the Company obtaining the approval of its stockholders as required by the applicable rules and regulations of the Nasdaq Stock Market. The Company agreed to hold a meeting of stockholders to obtain their approval of the Series Z Preferred Stock within 90 days of the closing of the Underwritten Offering (July 19, 2016).

On May 2, 2016, the Company and certain holders of the New Warrants for the purchase of 172,730 shares of common stock entered into an agreement (the “Warrant Exercise Agreement”) in which the holders agreed to forebear from exercising the New Warrants unless and until the Company obtained approval of its stockholders of the issuance of the New Warrants as required by the applicable rules and restrictions of the Nasdaq Stock Market. The Company agreed to seek to obtain approval of stockholders at a meeting to be held by July 19, 2016. In addition the Company agreed to refrain from issuing, without the consent of these holders, additional equity securities (other than equity securities being issued for compensatory reasons to employees and consultants) until the stockholder approval is obtained.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 3, 2016	CELLECTAR BIOSCIENCES, INC.

	By:	/s/ Chad J. Kolean
Name: Chad J. Kolean
Title: Vice President and Chief Financial Officer

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